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AT JOHNSON OUTDOORS:		AT FINANCIAL RELATIONS BOARD:
Paul A. Lehmann	Cynthia Georgeson	Larry Stein
VP and Chief Financial Officer	Media Contact	General Inquiries
(262) 631-6600	(262) 631-6600	(312) 266-7800

FOR IMMEDIATE RELEASE
THURSDAY, JANUARY 29, 2004

JOHNSON OUTDOORS INC. REPORTS
FIRST QUARTER 2004 RESULTS

Racine, Wisconsin, January 29, 2004 — Johnson Outdoors Inc. (Nasdaq: JOUT) reported today increased net sales and improved operating profits driven by the continued strength of its Motors business and military tent sales.   The Company announced earnings per diluted share of $0.02 for the first fiscal quarter ended January 2, 2004, compared with a net loss per diluted share of $0.03 in the prior year. Favorable adjustments in accrual and reserve balances added $0.07 per diluted share in the current year.  Similar favorable adjustments in the year-ago quarter added $0.03 per diluted share.   Due to the seasonality of Johnson Outdoors’ market segments, first quarter results may not be indicative of the Company’s primary selling period, which takes place in its second and third fiscal quarters.

Total net sales grew 15% to $62.9 million versus $54.9 million, with all four Johnson Outdoors business units — Motors, Outdoor Equipment, Watercraft and Global Diving — posting higher sales over the first quarter of last year. Favorable currency translations totaling $2.0 million are reflected in net sales of the Company’s Global Diving unit, in a market sector that continues to face challenges related to the decline in travel to major dive destinations.  Operating profit increased to $1.3 million compared with $0.2 million in the quarter year-ago.  Improvements in other businesses helped offset the operating loss in Watercraft resulting from continued operating inefficiencies, a delay in transitioning to production of new kayak designs and revised pacing of shipments to a major pedal boat customer.

Helen Johnson-Leipold, Chairman and Chief Executive Officer, provided perspective on the Company’s first fiscal quarter results: “We continue to benefit from the diversity of our portfolio, as two of our businesses had a good start and two still face challenges.  It is too soon to tell whether growing retailer and consumer confidence in the economy will have a positive impact across  our market segments this year.  Our priorities continue to be: improving operational efficiency in Watercraft; maintaining tight fiscal controls in Diving; and, advancing new product development efforts across our businesses.”

Balance sheet variances from the year ago quarter reflect the increase in sales from the prior year’s first quarter, and include $3.3 and $3.0 million from the impact of currency changes on inventory and accounts receivable, respectively.  Paul Lehmann, Chief Financial Officer, commented, “With the most recent scheduled debt reduction payments during the first quarter, the company’s debt to equity ratio has declined to 31%, its lowest point in 10 years, further strengthening the company’s liquidity and strategic flexibility.”

Webcast

Johnson Outdoors will hold its quarterly conference call on January 29, 2004 at 11:00 a.m. Eastern Time. The call will be webcast at www.johnsonoutdoors.com and www.companyboardroom.com.  A replay will be available on both web sites for at least 30 days, and by telephone through February 5, 2004 by dialing 877-519-4471 or 973-341-3080 and providing confirmation code 4434845.

About Johnson Outdoors Inc.

Nasdaq: JOUT

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Motors, Diving and Outdoor Equipment. Johnson Outdoors’ familiar brands include, among others: Old Town® canoes and kayaks; Ocean(tm) Kayak, Necky(tm) and Dimension® kayaks; Minn Kota® motors; SCUBAPRO® and SnorkelPro; UWATEC® dive equipment; and, Eureka!® tents. The company has 24 locations around the world, employs 1,400 people and reported annual sales of $315.9 million in 2003.

— Financial Tables Follow —

JOHNSON OUTDOORS INC. AND SUBSIDIARIES

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED
	Jan 2 2004	Dec 27 2002
Net sales	$ 62,941	$ 54,895
Cost of sales	35,971	31,212

Gross profit	26,970	23,683
Operating expenses	25,624	23,517

Operating profit	1,346	166
Interest expense, net	1,204	1,018
Other expenses (income), net	(120)	(356)

Income (loss) before income taxes	262	(496)
Income tax expense (benefit)	102	(216)

Net income (loss)	$ 160	$ (280)

Net income (loss) basic and diluted per common share	$ 0.02	$ (0.03)

Diluted average common shares outstanding	8,710	8,349

Segment Results
Net sales:
Outdoor equipment	$ 15,803	$ 11,897
Watercraft	12,440	11,909
Motors	18,008	15,006
Diving	16,942	16,474
Other/eliminations	(252)	(391)

Total	$ 62,941	$ 54,895

Operating profit:
Outdoor equipment	$ 2,481	$ 1,409
Watercraft	(3,511)	(1,929)
Motors	3,038	1,577
Diving	1,685	2,025
Other/eliminations	(2,347)	(2,916)

Total	$ 1,346	$ 166

Balance Sheet Information (End of Period)
Cash and short-term investments	$ 60,558	$ 66,089
Accounts receivable, net	50,922	46,260
Inventories, net	61,835	49,814
Total current assets	189,126	172,470
Total assets	272,244	253,134
Short-term debt	15,769	9,568
Total current liabilities	63,726	48,949
Long-term debt	51,322	68,680
Shareholders' equity	150,912	130,368